Exhibit 99.1
NEWS RELEASE
RANGE ACHIEVES RECORD PRODUCTION
FORT WORTH, TEXAS, JANUARY 19, 2011...RANGE RESOURCES CORPORATION (NYSE: RRC) today provided information on fourth quarter 2010 production volumes and price realizations. Fourth quarter 2010 production volumes averaged 541.0 Mmcfe per day, a record high for Range. Fourth quarter 2010 production increased 18% over the prior-year period and was 8% higher than third quarter 2010. Range has now achieved 32 consecutive quarters of sequential production growth. Production for full-year 2010 averaged 495.3 Mmcfe per day, a 14% increase over 2009. This represents Range’s seventh consecutive year of double-digit production growth. Adjusting for asset sales, the 14% production growth in 2010 would have been 19%.
The Company also announced that its preliminary fourth quarter 2010 oil and gas price realizations (including the impact of cash-settled hedges and derivative settlements which would correspond to analysts’ estimates) averaged $5.33 per mcfe. This represents a 19% decrease from the prior-year period, but a 7% increase as compared to the third quarter 2010. Production and realized prices by each commodity for the fourth quarter were: natural gas — 409.9 Mmcfe per day ($4.38), natural gas liquids — 16,316 barrels per day ($42.09) and crude oil — 5,527 barrels per day ($72.41).
For 2011, the Company has hedged 408,200 Mmbtu per day of anticipated natural gas production. The volumes are hedged at an average floor price of $5.56 per Mmbtu and an average cap price of $6.48 which the Company paid an average premium of $0.33 per Mmbtu.
Commenting on the announcement, John Pinkerton, Range’s Chairman and CEO, said, “Achieving our seventh year of quarter-over-quarter production growth is a remarkable milestone. Most importantly, production per share, on a debt-adjusted basis, rose nearly 13% in 2010, representing our fifth consecutive year of per-share production growth. Coupling consistent production and reserve growth per share with our low-cost structure is the formula for driving up shareholder value. With our large inventory of low-cost, high-return drilling projects, we are well-positioned to continue to create value for our shareholders.”
The information in this release is unaudited. Audited and final results, including final fourth quarter 2010 oil and gas price realizations (including the impact of cash-settled hedges and derivative settlements) will be provided in our Annual Report on Form 10-K for the year ended December 31, 2010 currently planned to be filed with Securities and Exchange Commission by the end of February or early March 2011.
RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Southwestern and Appalachian regions of the United States.
Except for historical information, statements made in this release, including those relating to anticipated production, future realized prices, low cost structure and anticipated financial results are forward-looking statements as defined by the Securities and Exchange Commission. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.
2011-1

Contact:	Rodney Waller, Senior Vice President
David Amend, Investor Relations Manager
Laith Sando, Senior Investor Relations Analyst
Karen Giles, Corporate Communications Manager
(817) 870-2601
www.rangeresources.com

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